                                            Exhibit 99.1

Modiv Industrial Declares Quarterly Dividends for Preferred Shareholders
and
Monthly Distributions for Common Shareholders

RENO, NV, December 14, 2023 – Modiv Industrial, Inc. (“Modiv Industrial,” “Modiv” or the “Company”) (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate properties, today announced the declaration of a regular quarterly cash dividend of $0.4609375 per share on the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), for the fourth quarter of 2023 and the declaration of a regular monthly cash distribution of $0.09583 per share on the Company’s Class C common stock, $0.001 par value per share (the “Common Stock”), for each of January, February and March 2024.

On November 6, 2023, the Board of Directors authorized a quarterly dividend payable to Series A Preferred Stock holders of record as of December 29, 2023, which will be paid on January 16, 2024. The quarterly dividend amount of $0.4609375 per share represents an annualized dividend rate of $1.84375 per share of Series A Preferred Stock.

Additionally, the Board of Directors authorized monthly distributions payable to Common Stockholders of record as of January 31, 2024, February 29, 2024 and March 29, 2024, which will be paid on or about February 26, 2024, March 25, 2024 and April 25, 2024, respectively. The current monthly distribution amount of $0.09583 per share represents an annualized distribution rate of $1.15 per share of common stock and a dividend yield of 7.7% based on Modiv Industrial’s closing price on December 13, 2023.

About Modiv Industrial
Modiv Industrial, Inc., is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Driven by an investor-first focus, Modiv Industrial has over $600 million in real estate assets (based on estimated fair value) comprising more than 4.5 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
management@modiv.com

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